Exhibit 10.18

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (this “Agreement”) is entered into this 18th day of February, 2005  between Tapestry Pharmaceuticals, Inc., a Delaware corporation formerly known as Napro BioTherapeutics, Inc. (“Tapestry”), on one hand, and TL Ventures V L.P. and TL Ventures V Interfund L.P (collectively, “TL Ventures”), on the other hand.

RECITALS

WHEREAS, the parties are engaged in a litigation styled TL VENTURES V L.P. and TL VENTURES V INTERFUND L.P v . NAPRO BIOTHERAPEUTICS, INC. Delaware Chancery Action No. 110-N, arising from their past commercial dealings; and

WHEREAS, Tapestry and TL Ventures desire to settle their dispute and mutually release all claims either may have against the other;

AGREEMENT

NOW THEREFORE, the parties agree as follows:

1.             Upon execution of this Agreement, Tapestry will pay $3,184,136.99 to TL Ventures in immediately available funds pursuant to the wire instructions attached hereto as Exhibit B and deliver two promissory notes (the “Notes”) to TL Ventures in exchange for the delivery by TL Ventures of the two outstanding 4% Convertible Subordinated Debentures ($8,000,000 in principal amount) (the “Debentures”).  The two Notes will have an aggregate principal balance of $4,670,000 and will be in the form of the promissory note attached hereto as Exhibit A.  The cash payment will be shared, and the principal balance of the Notes will be split, between the two TL Ventures entities in accordance with the principal balance of the respective Debentures delivered by each of them.

2.             Within 10 days after both sides have executed this Settlement Agreement, the parties will cause papers dismissing all claims and counterclaims with prejudice to be filed in the appropriate court in Delaware in the case TL VENTURES V L.P. and TL VENTURES V INTERFUND L.P v. NAPRO BIOTHERAPEUTICS, INC. C.A.110-N,.

3.             In return for good and valuable consideration, the receipt of which is hereby acknowledged, Tapestry, on behalf of itself and, to the extent Tapestry may lawfully do so, its present and former affiliates, parents, subsidiaries, successors, predecessors, officers, members, representatives, agents, assigns, employees, directors, shareholders, attorneys, and each of their heirs, executors, administrators, personal representatives, agents, successors and assigns (collectively, the “Tapestry Entities”) does hereby release, settle, and forever discharge TL Ventures V L.P. and TL Ventures V Interfund L.P., and each of their present and former affiliates, parents, subsidiaries, successors, predecessors, officers, members, representatives, agents, assigns, employees, directors, shareholders, attorneys, and each of their heirs, executors, administrators, personal representatives, agents, successors and assigns (collectively, the “TL

Ventures Entities”) from any and all legal and equitable claims and demands, actions and causes of action, counterclaims, suits, qui tam actions, judgments, damages, costs, contracts, quasi-contracts, agreements, expenses, liabilities, debts, dues, accounts, sums of money, bonds, bills, covenants, and promises (collectively, the “Claims”), whether the same are now known or unknown, or suspected or unsuspected.

4.             In return for good and valuable consideration, the receipt of which is hereby acknowledged, TL Ventures, on behalf of themselves and, to the extent TL Ventures may lawfully do so, the other TL Ventures Entities do hereby release, settle, and forever discharge each of the Tapestry Entities from any and all Claims, whether the same are now known or unknown, or suspected or unsuspected.  As used in this Paragraph, the terms “TL Ventures Entities,” “Tapestry Entities,” and “Claims” shall have the same meaning as in Paragraph 3 above.

5.             Tapestry has all required corporate power and authority to enter this Agreement and issue the Notes.  This Agreement and the Notes executed and delivered by Tapestry pursuant hereto are valid and binding obligations of Tapestry, enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement and the Notes executed and delivered by Tapestry pursuant hereto, have been duly authorized by all necessary corporate or other action of Tapestry.  The execution and delivery of this Agreement and the Notes executed and delivered by Tapestry pursuant hereto, and the performance of the obligations contemplated by this Agreement and the Notes, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which Tapestry or any of its subsidiaries is a party or by which its or any of its subsidiaries assets are bound, or any provision of the Certificate of Incorporation or Bylaws, or cause the creation of any lien upon any of the assets of Tapestry; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Tapestry; (iii) except for reports to be filed by it as a company registered under the Securities Exchange Act of 1934, as amended, require from Tapestry any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Tapestry or any of its subsidiaries is a party or by which Tapestry or any of its subsidiaries is bound.

6.             Each of TL Ventures V L.P. and TL Ventures V Interfund L.P has all required partnership power and authority to enter this Agreement.  This Agreement is a valid and binding obligation of each of TL Ventures V L.P. and TL Ventures V Interfund L.P, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement, has been duly authorized by all necessary partnership or other action of each of TL Ventures V L.P. and TL Ventures V Interfund L.P.  The execution and delivery of this Agreement, and the performance of the obligations contemplated by this Agreement and the Notes, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which each of TL Ventures V L.P. and TL Ventures V Interfund L.P or any of its subsidiaries is a party or by which its or any of their respective subsidiaries assets are bound, or any provision of its limited partnership agreement, or cause the creation of any lien upon any of the assets of TL Ventures V L.P. or TL Ventures V Interfund L.P; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to TL Ventures V L.P. or TL Ventures V Interfund L.P; (iii) require from TL Ventures V L.P. or TL Ventures V Interfund L.P any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which each of TL Ventures V L.P. and TL Ventures V Interfund L.P or any of their respective subsidiaries is a party or by which each of TL Ventures V L.P. and TL Ventures V Interfund L.P or any their respective subsidiaries is bound.

7.             Each party will use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and execute and deliver such documents, as may be necessary or appropriate to carry out the provisions of this Agreement.

8.             Each party will be responsible for its own costs and expenses incurred in connection with the litigation and this Agreement.

9.             It is understood and agreed that this Settlement Agreement contains the entire agreement among the parties with regard to the subject hereof and that no party shall be liable or bound to any other party by any representations, omissions, warranties, covenants, or agreements except as specifically set forth herein or in the Notes.  It is further understood and agreed that this Settlement Agreement may not be altered, modified or amended, or any of its provisions waived, unless by a writing, executed by all parties.

10.           Notwithstanding anything herein to the contrary, (i) the Notes and the obligations of Tapestry thereunder shall survive execution and delivery of this Agreement and shall not be released hereby, and (ii) the rights or obligations owed to Marc Ostro by Tapestry, or from Mr. Ostro to Tapestry, in connection with his service as a director of Tapestry shall survive execution and delivery of this Agreement and shall not be released hereby, including, without limitation, Tapestry’s obligation to provide indemnification to Mr. Ostro in accordance with Tapestry’s Certificate of Incorporation and Bylaws, any agreement between Tapestry and Mr. Ostro providing for indemnification or applicable law.

11.           It is understood and agreed that the terms and conditions of this Settlement Agreement shall be kept confidential and shall not be published, revealed, disclosed, publicized, communicated, or otherwise made public in any manner or form unless required under applicable law, or for Tapestry, except as made upon advice of counsel to comply with its disclosure obligations as a public company or the listing agreement of The Nasdaq Stock Market, Inc., in which case each party shall grant the other as much prior notice and consultation as practicable prior to issuing any press release or making any public disclosure.  Notwithstanding the foregoing, however, the terms of the Settlement Agreement may be disclosed to the parties’ counsel, auditors, accountants, or financial advisors; provided, however, that those to whom disclosure is made must be advised of and agree to maintain the confidentiality of this Settlement Agreement.

12.           This Agreement shall be binding on the parties and their respective successors and assigns.

AGREED this 18th day of February 2005.

TAPESTRY PHARMACEUTICALS, INC.		TL VENTURES V L.P.

By:	/s/ Kai Pace Larson	By:	/s/ Marc J. Ostro
	Title: Vice President, General Counsel		Title: Managing Partner

TL VENTURES V INTERFUND L.P

		By:	/s/ Marc J. Ostro
Title: Managing Partner